EXHIBIT 99.1







                 MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
                              *** PRESS RELEASE ***

                         2ND QUARTER EARNINGS ANNOUNCED

Brookfield, WI (July 22, 2004). Merchants & Manufacturers Bancorporation, Inc. ("Merchants") announced second quarter 2004 earnings of $1.5 million, or $0.44 per diluted share, compared to $2.1 million or $0.65 per diluted share for the second quarter 2003, representing a 28.2% decrease in net income and a 32.3% decrease in diluted earnings per share. The decrease in net income for the current quarter compared to the prior year is attributed to a lower net interest margin, a decrease in loan fee revenue due primarily to the industry wide slow down in residential loan refinances, significant costs incurred complying with the Sarbanes Oxley Act of 2002 and expenses associated with our company-wide "vision unlimited" project.

Net income for the first six months of 2004 was $2.9 million; a 28.9% decrease from the $4.0 million earned for the same period in 2003. Diluted earnings per share for the first six months of 2004 were $0.86, a 32.3% decrease from the $1.27 earned in the first six months of 2003.

The quarter-to-quarter and year-to-date comparisons are impacted by Merchants' completion of the Reedsburg Bancorporation, Inc. ("Reedsburg") acquisition on November 1, 2003. The acquisition was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Reedsburg were recorded at their respective fair values on November 1, 2003. Merchants acquired approximately $141.8 million in assets, $97.2 million in loans, $120.6 million in deposits and recognized goodwill and intangible assets of approximately $19.1 million related to the transaction.

The quarter-to-quarter and year-to-date comparisons are also impacted by Merchants' May 1, 2003 acquisition of Keith C. Winters & Associates, LTD. ("KCW"). KCW is a tax preparation and tax consultation firm with offices located in Franklin, Brookfield and Milwaukee, Wisconsin.

Merchants' total assets increased 25.5% from $937.2 million at June 30, 2003, to $1.2 billion at June 30, 2004. Gross loans increased 26.3% from $716.0 million at June 30, 2003, to $904.4 million at June 30, 2004. Total deposits grew 23.7% from $743.0 million at June 30, 2003 to $918.8 million at June 30, 2004. Our balance sheet growth since June 30, 2003 is due to both internal growth and the acquisition of Reedsburg.

Michael J. Murry, Chairman, stated, "Earnings of $0.44 per share were below our internal projections for the quarter because of a lower than anticipated net interest margin. The net interest margin reduction was caused by continued historically low interest rates and the amortization of premiums associated with our recent acquisitions. Our net interest margin has now stabilized. It is our belief that increasing market interest rates will have a positive effect on our net interest margin in the near future. When comparing to the second quarter of 2003, this year has been also marked by a $830,000 reduction in mortgage related fee income. These reductions are being experienced throughout the entire industry. Our original expectation to meet moderate single digit core earnings growth will be challenging, as our 2004 earnings will be adversely affected by a lower than anticipated net interest margin and certain centralization and compliance costs."


continued on page 2


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MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 2

PRESS RELEASE - 6/30/04

Murry explained that, "2004 is going to be a year of transition for our organization. Through a company-wide project called "Vision Unlimited", we are in the process of standardizing policies and procedures across the organization and centralizing many operational functions. In addition, we are converting all of the banks to a single data processing platform. We expect these changes will allow us to better manage risk, operate more efficiently and serve customers better. Each of our community banks will continue to keep its name, charter, board of directors and management teams but will transition its human resources from the bank's operational activities to customer related activities. Bank employees will have the tools and resources they need to effectively focus on customer service, customer retention and customer prospecting. While we expect these changes to enhance shareholder value in the long run, a transition of this magnitude will involve short-term costs which we expect will range between $850,000 and $1.0 million before tax in 2004. Through June 30, 2004 we have expended approximately $475,000 relating to this project."

"We are also facing two other significant challenges in 2004. Like all public companies, we are working towards compliance with the Sarbanes-Oxley Act of 2002. While we are utilizing an outside third party at a significant cost, compliance with Sarbanes-Oxley is largely being accomplished internally through our Vision Unlimited project. We expect our Sarbanes-Oxley compliance costs will range from $300,000 to $400,000 in 2004. Through June 30, 2004 we have expended approximately $75,000 relating to this project. In addition, like hundreds of other Wisconsin banking organizations, we are in discussion with the Wisconsin Department of Revenue ("WDR") regarding the tax treatment of our Nevada investment subsidiaries. Nevada does not have an income tax and historically the earnings of these Nevada investment subsidiaries have not been subject to taxation in Wisconsin. We believe that we have complied with private letter rulings the WDR previously issued in connection with the formation and operation of our Nevada investment subsidiaries. However, the effect and intent of these rulings is in question and the WDR may take the position that some or all of the income of our Nevada investment subsidiaries is allocable to their Wisconsin corporate parents and taxable in Wisconsin. The WDR may also take the position that such a reallocation should apply to prior open tax years. The result of these discussions with the WDR could materially increase our future income tax expense and could also result in a significant current year tax charge."

Net interest income was $10.1 million for the second quarter of 2004 compared to $8.4 million for the same quarter of 2003 and $19.9 million for the first six months of 2004 compared to $17.1 million for the same period in 2003. The increase is due to the revenue resulting from the acquisition of Reedsburg as well as to the increase in loan volume funded by the increase in deposits and borrowings. From December 31, 2003 to June 30, 2004 loans have grown $46.7 million. The net interest margin declined 13 basis points from the second quarter of 2003 to a level of 3.77% for the second quarter of 2004. The reduction is attributable to a 43 basis point decline in earning asset yields partially offset by an improvement in the cost of funds of 21 basis points. The compression in the net interest margin has also been affected by the increased amortization of purchase accounting premiums associated with the acquisitions of Fortress and Reedsburg. Pressure on the margin in 2003 began to stabilize in 2004 producing a level net interest margin since the fourth quarter of 2003. Both earning asset yields and funding costs increased slightly during the second quarter compared to the prior quarter. Recent increases in market interest rates should improve the net interest margin as our balance sheet is positioned to take advantage of increasing rates.

Merchants' provision for loan losses was $451,000 for the second quarter of 2004 compared to $340,000 for the same quarter of 2003. Merchants' allowance for loan losses to total loans ratio was 1.07% and 1.12% at June 30, 2004 and 2003, respectively. The ratio of allowance for loan losses to non-performing loans was 208.1% at June 30, 2004 compared to 163.5% at June 30, 2003. Non-performing assets equaled 0.56% of total assets at June 30, 2004 compared to 0.75% at June 30, 2003.

continued on page 3


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MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 3

PRESS RELEASE - 6/30/04

Non-interest income for the second quarter of 2004 was $2.7 million and $5.4 million for the first six months of 2004, compared to $3.1 million for the second quarter of 2003 and $5.3 million for the first six months of 2003, a decrease of 14.7% for the second quarter and an increase of 0.3% year-to-date. Mortgage banking revenues were below 2003 for the quarter and year-to date comparisons, reflecting a slow-down in residential lending, which occurred during the latter part of the fourth quarter and continued into 2004. Mortgage banking revenues include activities associated with our mortgage servicing activity and secondary marketing operations. The gains on sales of mortgage loans decreased $613,000 when comparing the second quarter 2004 with the same period in 2003 and decreased $882,000 year-to-date 2004 versus the same period in 2003. Service charges on mortgage and commercial loans decreased $436,000 when comparing the second quarter 2004 with the same period in 2003 and decreased $568,000 year-to-date 2004 versus the same period in 2003. Reductions in both categories reflect the industry wide slow down in residential loan refinances. Service charges on deposit accounts increased $121,000 for the quarter ended June 30, 2004 and $274,000 year-to-date 2004 versus 2003. The growth in non-interest income can be partially attributed to the acquisition of Reedsburg and KCW in 2003. The Reedsburg Bank generated $268,000 of non-interest income during the second quarter of 2004 and $534,000 during the first six months of 2004. KCW generated an additional $128,000 of non-interest income in the second quarter of 2004 when compared to the second quarter of 2003 and $637,000 of additional income during the first six months of 2004 compared to the same period in 2003. Net gains on the sale of securities amounted to $183,000 for the first six months of 2004 compared to $1,000 during the same period in 2003.

Non-interest expense was $10.2 million for the second quarter of 2004 and $20.2 million for the first six months of 2004, compared to $8.0 million for the second quarter of 2003 and $15.6 million for the first six months of 2003, an increase of 26.7% and 29.6% respectively. Salaries and employee benefits increased $1.1 million for the quarter and $2.7 million year-to-date, occupancy expense increased $105,000 for the quarter and $363,000 year-to-date and other non-interest expense increased $597,000 for the quarter and $1.2 million year-to-date. The growth in non-interest expense is partially affected by the acquisition of Reedsburg and KCW in 2003. The Reedsburg and KCW operations added $1.4 million of expenses in the second quarter of 2004 and $2.9 million of expenses in the first six-months of 2004. The increase in non-interest expense can also be attributed to expenses incurred by implementing our "Vision Unlimited" project as well as the cost of complying with Sarbanes-Oxley. Through June 30, 2004 these costs have amounted to $550,000.

On November 21, 2003 Merchants declared a 10% stock dividend on the Corporation's common stock to shareholders of record on December 1, 2003 payable on December 15, 2003. All of the prior per share data have been restated to reflect the 10% stock dividend.

          ------------------------------------------------------------
          UNAUDITED                For the Three Months ended June 30,
          ---------               ------------------------------------
                                   2004          2003          Change
                                   ----          ----          ------
          Net Income              $1.472        $2.051        (28.23%)
          Basic EPS               $ 0.44        $ 0.65        (32.31%)
          Diluted EPS             $ 0.44        $ 0.65        (32.31%)
          ------------------------------------------------------------






continued on page 4

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 4

PRESS RELEASE - 6/30/04

          ------------------------------------------------------------
          UNAUDITED                For the Six Months ended June 30,
          ---------               ------------------------------------
                                   2004          2003          Change
                                   ----          ----          ------
          Net Income              $2.879        $4.047        (28.86%)
          Basic EPS               $ 0.86        $ 1.28        (32.81%)
          Diluted EPS             $ 0.86        $ 1.27        (32.28%)
          ------------------------------------------------------------

Figures in millions except for earnings per share

Merchants & Manufacturers Bancorporation, Inc. is a multi-bank holding company headquartered in Brookfield, Wisconsin, a suburb of Milwaukee. Merchants operates six banks in Wisconsin (Lincoln State Bank, Franklin State Bank, Grafton State Bank, Community Bank Financial, Fortress Bank of Westby and the Reedsburg Bank), one bank in Minnesota (Fortress Bank, N.A.) and one bank in Iowa (Fortress Bank of Cresco). The bank subsidiaries operate 39 offices in the communities they serve. In addition, Merchants offers residential mortgage services through CBG Mortgage, Inc., a full range of investment and insurance products through Link Community Financial Services, LLC and tax consultation and tax preparation services through Keith C. Winters & Associates. Merchants' shares trade on the "bulletin-board" section of the NASDAQ Stock Market under the symbol "MMBI."

Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This release contains forward-looking statements concerning the Corporation's prospects that are based on the current expectations and beliefs of management. When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation's control, that could cause the Corporation's actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation's loan and investment portfolio; and the result of the Corporation's discussions with the WDR. Such uncertainties and other risk factors are discussed further in the Corporation's filings with the Securities and Exchange Commission. The Corporation undertakes no obligation to make any revisions to forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.


For more information contact:

Michael J. Murry, Chairman of the Board of Directors - (414) 425-5334 James Mroczkowski, Executive Vice President and Chief Financial Officer -
(262) 790-2127



continued on page 5


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MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 5

PRESS RELEASE - 6/30/04


         UNAUDITED
         ---------
                                                         At or for the Three Months ended June, 30
                                                          (Amounts In Thousands, Except Share and
                                                                       Per Share Amounts)
                                                       ----------------------------------------------
         FOR THE PERIOD:                                  2004               2003           % change
                                                       ----------------------------------------------
         Interest Income                               $   14,576         $   12,278          18.72%
         Interest Expense                                   4,503              3,905          15.31%
                                                       ----------------------------------------------
           Net Interest Income                             10,073              8,373          20.30%

         Provision for Loan Losses                            451                340          32.65%

         Non-Interest Income                                2,654              3,111         (14.69%)
         Non-Interest Expense                              10,141              8,005          26.68%
                                                       ----------------------------------------------
         Net Before Tax                                     2,135              3,139         (31.98%)
         Income Tax                                           663              1,088         (39.06%)
                                                       ----------------------------------------------
         Net Income                                    $    1,472         $    2,051         (28.23%)
                                                       ==============================================


         END OF PERIOD:                                 6/30/04            6/30/03           % change
                                                       -----------------------------------------------
         Assets                                        $1,175,882         $  937,178          25.47%
         Loans                                            904,402            716,023          26.31%
         Allowance for Loan Losses                          9,716              8,010          21.30%
         Deposits                                         918,809            743,027          23.66%
         Shareholders' Equity                              79,674             72,584           9.77%

         PER SHARE:

         Net Income (basic)                            $     0.44         $     0.65         (32.31%)
         Net Income (diluted)                          $     0.44         $     0.65         (32.31%)
         Book Value                                    $    23.88         $    22.95           4.07%
         Dividends Declared                            $     0.18         $     0.17           5.88%

         Average Shares Outstanding (basic)             3,335,842          3,163,053
         Average Shares Outstanding (diluted)           3,358,672          3,177,387
         Ending Shares Outstanding                      3,335,930          3,162,720

         KEY RATIOS:

         Net Interest Margin                                3.77%              3.88%
         Return on Average Assets                           0.51%              0.89%
         Return on Average Common Equity                    7.28%             11.54%

         Shareholders Equity to Assets Ratio                6.78%              7.75%
         Tier 1 Capital to Average Assets Ratio             6.76%              7.55%

         Non-performing Loans/Total Loans                   0.52%              0.68%
         Non-performing Assets/Total Assets                 0.56%              0.75%
         Allowance for Loan Losses/
           non-performing Loans                           208.01%            163.50%

continued on page 6

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 6

PRESS RELEASE - 6/30/04

         UNAUDITED
         ---------
                                                            For the Six Months ended June 30,
         FOR THE PERIOD:                                2004               2003             Change
                                                     -----------------------------------------------
         Interest Income                             $   28,944         $   24,976           15.89%
         Interest Expense                                 9,045              7,899           14.51%
                                                     -----------------------------------------------
           Net Interest Income                           19,899             17,077           16.53%

         Provision for Loan Losses                          901                642           40.34%

         Non-Interest Income                              5,349              5,333            0.30%
         Non-Interest Expense                            20,223             15,604           29.60%
                                                     -----------------------------------------------
         Net Before Tax                                   4,124              6,164          (33.10%)
         Income Tax                                       1,245              2,117          (41.19%)
                                                     -----------------------------------------------
         Net Income                                  $    2,879         $    4,047          (28.86%)
                                                     ===============================================

         PER SHARE:
         Net Income (basic)                          $     0.86         $     1.28          (32.81%)
         Net Income (diluted)                        $     0.86         $     1.27          (32.28%)
         Average Shares Outstanding (basic)           3,333,548          3,162,875
         Average Shares Outstanding (diluted)         3,364,185          3,174,622
         Dividends Declared                          $     0.36         $     0.34            5.88%

         KEY RATIOS:
         Net Interest Margin                              3.76%              4.03%
         Return on Average Assets                         0.50%              0.89%
         Return on Average Equity                         7.13%             11.60%